Exhibit 5.1
Faegre Baker Daniels LLP 2200 Wells Fargo Center ▼ 90 South Seventh Street Minneapolis ▼ Minnesota 55402-3901 Main +1 612 766 7000 Fax +1 612 766 1600

March 23, 2018

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Ladies and Gentlemen:

We have acted as counsel for C.H. Robinson Worldwide, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the following securities (collectively, the “Securities”) by the Company, whether issuable directly or upon conversion, exchange, exercise or settlement of any other Securities:

(i)	common stock, par value $0.10 per share, of the Company (the “Common Stock”);

(ii)	preferred stock, par value $0.10 per share, of the Company (the “Preferred Stock” and together with the Common Stock, the “Capital Stock”);

(iii)	unsecured senior debt securities of the Company (the “Senior Debt Securities”);

(iv)	unsecured subordinated debt securities of the Company (the “Subordinated Debt Securities” and together with the Senior Debt Securities, the “Debt Securities”);

(v)	warrants representing rights to purchase other Securities (the “Warrants”);

(vi)	fractional interests in Capital Stock represented by depositary shares (the “Depositary Shares”);

(vii)	purchase contracts for the purchase of other Securities (the “Purchase Contracts”); and

(viii)	units consisting of any combination of the Securities (the “Units”).

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The Securities may be offered separately or together with other Securities, in separate series, and in amounts, at prices and on terms to be set forth in the prospectus and one or more supplements to the prospectus (collectively, the “Prospectus”) constituting a part of the Registration Statement.

The Common Stock is to be issued under the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”). Each series of Preferred Stock is to be issued under the Certificate of Incorporation and a certificate of designation (a “Certificate of Designation”) to be approved by the Board of Directors of the Company (the “Board of Directors”) or a committee thereof and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with Section 151 of the Delaware General Corporation Law. The Senior Debt Securities are to be issued under an indenture substantially in the form filed as Exhibit 4.6 to the Registration Statement, with appropriate insertions (the “Senior Indenture”), to be entered into by the Company and U.S. Bank National Association (the “Senior Trustee”). The Subordinated Debt Securities are to be issued under an indenture substantially in the form filed as Exhibit 4.7 to the Registration Statement, with appropriate insertions (the “Subordinated Indenture”), to be entered into by the Company and a trustee to be named by the Company (the “Subordinated Trustee”). The Warrants are to be issued under warrant agreements in a form to be filed and incorporated into the Registration Statement, with appropriate insertions (the “Warrant Agreements”). The Depositary Shares are to be issued under one or more deposit agreements in a form to be filed and incorporated into the Registration Statement, with appropriate insertions (each, a “Deposit Agreement”), to be entered into by the Company, a depositary to be named by the Company (the “Depositary”), and the holders from time to time of the depositary receipts evidencing the Depositary Shares. The Purchase Contracts are to be issued under purchase contract agreements in a form to be filed and incorporated into the Registration Statement, with appropriate insertions (the “Purchase Contract Agreements”). The Units are to be issued under unit agreements in a form to be filed and incorporated into the Registration Statement, with appropriate insertions (the “Unit Agreements”). The Certificate of Incorporation, each Certificate of Designation, the Senior Indenture, the Subordinated Indenture, each Warrant Agreement, each Deposit Agreement, each Purchase Contract Agreement, each Unit Agreement, and each supplement to any of the foregoing are referred to herein individually as a “Governing Document” and collectively as the “Governing Documents.”

As part of the corporate actions taken and to be taken (the “Corporate Proceedings”) in connection with the issuance of any Securities to be issued and sold from time to time under the Registration Statement, the Board of Directors, or a committee thereof or officers of the Company to whom such authority has been properly delegated by the Board of Directors, will be required to, before such Securities are issued under the Registration Statement, duly authorize the issuance.

We have examined or are otherwise familiar with the Certificate of Incorporation, the By-Laws of the Company (the “By-Laws”), the Registration Statement, the form of Senior Indenture, the form of Subordinated Indenture and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

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Based on the foregoing, we are of the opinion that:

1. With respect to any Common Stock, upon (a) the completion of all required Corporate Proceedings, (b) the due execution, registration of issuance and delivery of certificates evidencing such Common Stock, and (c) in the case of Common Stock represented by, or issued upon conversion, exchange, exercise or settlement of, or constituting a component of, any other Securities, completion of all actions in respect of such other Securities referred to in the applicable paragraph hereof, such Common Stock will be duly and validly issued, fully paid and nonassessable.

2. With respect to any Preferred Stock, upon (a) the completion of all required Corporate Proceedings with respect to the issuance and terms of such Preferred Stock, (b) the due authorization, execution, acknowledgment, delivery and filing with, and recording by, the Delaware Secretary of State of a Certificate of Designation in respect of such Preferred Stock, (c) the due execution, registration of issuance and delivery of certificates evidencing such Preferred Stock, and (d) in the case of Preferred Stock represented by, or issued upon conversion, exchange, exercise or settlement of, or constituting a component of, any other Securities, completion of all actions in respect of such other Securities referred to in the applicable paragraph hereof, such Preferred Stock will be duly and validly issued, fully paid and nonassessable.

3. With respect to any Senior Debt Securities, upon (a) the due authorization, execution and delivery by the Company of the Senior Indenture, (b) the completion of all required Corporate Proceedings, (c) the due execution and delivery by the Company of such Senior Debt Securities, (d) the due authentication by the Senior Trustee of such Senior Debt Securities pursuant to the Senior Indenture, and (e) in the case of Senior Debt Securities issued upon conversion, exchange, exercise or settlement of, or constituting a component of, any other Securities, completion of all actions in respect of such other Securities referred to in the applicable paragraph hereof, such Senior Debt Securities will be valid and binding obligations of the Company. The Senior Indenture will be a valid and binding obligation of the Company upon the due authorization, execution and delivery by the Company of the Senior Indenture.

4. With respect to any Subordinated Debt Securities, upon (a) the due authorization, execution and delivery by the Company of the Subordinated Indenture, (b) the completion of all required Corporate Proceedings, (c) the due execution and delivery by the Company of such Subordinated Debt Securities, (d) the due authentication by the Subordinated Trustee of such Subordinated Debt Securities pursuant to the Subordinated Indenture, and (e) in the case of Subordinated Debt Securities issued upon conversion, exchange, exercise or settlement of, or constituting a component of, any other Securities, completion of all actions in respect of such other Securities referred to in the applicable paragraph hereof, such Subordinated Debt Securities will be valid and binding obligations of the Company. The Subordinated Indenture will be a valid and binding obligation of the Company upon the due authorization, execution and delivery by the Company of the Subordinated Indenture.

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5. With respect to any Warrants, upon (a) the completion of all required Corporate Proceedings, (b) the due authorization, execution and delivery by the Company of the Warrant Agreements pursuant to which such Warrants are to be issued, (c) the due execution, issuance, and delivery of warrant certificates evidencing such Warrants pursuant to such Warrant Agreement, countersigned by the warrant agent pursuant to such Warrant Agreement, and (d) in the case of Warrants issued upon conversion, exchange, exercise or settlement of, or constituting a component of, any other Securities, completion of all actions in respect of such other Securities referred to in the applicable paragraph hereof, such Warrant Agreement will constitute a valid and binding obligation of the Company and the warrant certificates evidencing such Warrants will be valid and binding obligations of the Company and will entitle the holders thereof to the rights specified in such Warrant Agreement.

6. With respect to any Purchase Contracts, upon (a) the completion of all required Corporate Proceedings, (b) the due authorization, execution, and delivery by the Company of the Purchase Contract Agreements pursuant to which such Purchase Contracts are to be issued, (c) if such Purchase Contracts will be evidenced by certificates, the due execution, issuance, and delivery of purchase contract certificates evidencing such Purchase Contracts pursuant to such Purchase Contract Agreement, countersigned by the holder thereof or by the purchase contract agent as attorney-in-fact for such holder pursuant to such Purchase Contract Agreement, and (d) in the case of Purchase Contracts issued upon conversion, exchange, exercise or settlement of, or constituting a component of, any other Securities, completion of all actions in respect of such other Securities referred to in the applicable paragraph hereof, such Purchase Contract Agreement will constitute a valid and binding obligation of the Company and the certificates evidencing such Purchase Contracts (if applicable) will be the valid and binding obligations of the Company and will entitle the holders thereof to the rights specified in such Purchase Contract Agreement.

7. With respect to any Depositary Shares, upon (a) the due authorization, execution and delivery of a Deposit Agreement establishing the terms of such Depositary Shares, (b) the completion of all required Corporate Proceedings, (c) the due execution, registration of issuance and delivery of certificates evidencing the Capital Stock represented by such Depositary Shares, the delivery of such certificates to the Depositary for deposit in accordance with the terms of such Deposit Agreement, the recordation of such Capital Stock on the books of the Company in the name of the Depositary or its nominee, and completion of all other actions in respect of such Capital Stock referred to in the applicable paragraph hereof, (d) the due execution, registration of issuance and delivery of depositary receipts evidencing such Depositary Shares in accordance with the terms of such Deposit Agreement, and (e) in the case of Depositary Shares issued upon conversion, exchange, exercise or settlement of, or as a component of, any other Securities, completion of the actions in respect of such other Securities referred to in the applicable paragraph hereof, such Deposit Agreement will be a valid and binding obligation of the Company and the depositary receipts evidencing such Depositary Shares will be valid and binding obligations of the Company and will entitle the holders thereof to the rights specified in such Deposit Agreement.

8. With respect to any Units, upon (a) the completion of all required Corporate Proceedings, (b) the due authorization, execution and delivery by the Company of the Unit Agreements pursuant to which such Units are to be issued, (c) if such Units will be evidenced by certificates, the due execution, issuance, and delivery of unit certificates evidencing such Units pursuant to such Unit Agreement, countersigned by the unit agent pursuant to such Unit Agreement, (d) completion of all actions in respect of the Securities constituting a component of such Units referred to in the applicable paragraphs

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hereof, and (e) in the case of Units issued upon conversion, exchange, exercise or settlement of any other Securities, completion of the actions in respect of such other Securities referred to in the applicable paragraph hereof, such Unit Agreement will constitute a valid and binding obligation of the Company and the unit certificates evidencing such Units (if applicable) will be valid and binding obligations of the Company and will entitle the holders thereof to the rights specified in such Unit Agreement.

The foregoing opinions are subject to the limitation that the validity, binding effect, or enforceability of the provisions of any agreement or instrument is limited by (i) applicable bankruptcy, insolvency, reorganization, assignment for the benefit of creditors, moratorium, fraudulent conveyance, fraudulent transfer, voidable transaction, receivership, and other laws of general application affecting the enforcement of creditors’ rights, (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, whether considered in a proceeding at law or in equity, (iii) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States.

The foregoing opinions assume that (a) the Registration Statement and any amendments relating thereto shall have become effective under the Securities Act and will continue to be effective, (b) the Company is and will remain duly organized, validly existing and in good standing under the laws of the State of Delaware, (c) at the time any Securities or Governing Documents are authorized, issued, executed, authenticated, acknowledged, delivered or filed (as the case may be), (i) there will not have occurred any change in the law or in the Certificate of Incorporation or By-Laws affecting the authorization, issuance, execution, authentication, acknowledgement, delivery, filing, validity or enforceability of such Securities or Governing Documents, and (ii) no relevant Corporate Proceedings will have been modified or rescinded, (d) none of the particular terms of any Securities or Governing Documents established after the date hereof will violate, or be void or voidable under, any applicable law, (e) neither the authorization, issuance, execution, authentication, acknowledgement, delivery or filing of any Securities or Governing Documents, nor the compliance by the Company with the terms of such Securities or Governing Documents, will result in a violation of or default under any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company then in effect, (f) the Securities will be issued in accordance with, and in compliance with any limitations on issuance contained in, the Corporate Proceedings related thereto, (g) the Company shall have received legally sufficient consideration for all Securities, (h) each party to any Securities or Governing Documents (other than the Company) will have complied with all legal requirements pertaining to its status as such status relates to the right to enforce such agreements or instruments against the Company and will have satisfied those legal requirements applicable to it to the extent necessary to make such agreements or instruments enforceable against it, (i) the Senior Indenture and the Subordinated Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, (j) the terms of the Securities will be established in conformity with the applicable Governing Documents and the Securities will be issued within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities under the Governing Documents, (k) a prospectus supplement describing each class or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law, will be timely filed with the Commission, (l) any Securities

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issuable upon conversion, exchange, exercise or settlement of any other Securities will have been duly authorized and reserved for issuance (in each case, within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities), and any issuance of such Securities will be effected in accordance with the terms and conditions set forth in such other Securities and the Governing Documents related thereto, (m) a definitive purchase, underwriting or similar agreement with respect to any Securities offered and sold will have been duly authorized and validly executed and delivered by the Company and the other parties thereto (if applicable), and (n) all certificates evidencing any Securities will be in the form required by law and approved for issuance by the Company.

We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures appearing upon certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, and (d) that, except with respect to the Capital Stock and related Governing Documents governed by Delaware law, New York law has or will be chosen to govern the Governing Documents and the Securities and/or certificates evidencing such Securities described in the foregoing opinions.

Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that (a) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (b) limit the enforcement of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness, (c) limit the availability of a remedy under certain circumstances where another remedy has been elected, (d) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or insofar as such provisions otherwise contravene public policy, (e) may, where less than all of an instrument or agreement may be unenforceable, limit the enforceability of the balance of the instrument or agreement to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (f) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, (g) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the instrument or agreement, (h) may require mitigation of damages, and (i) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation).

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Although Debt Securities may be denominated in currencies or composite currencies other than the United States dollar, we express no opinion as to whether a court would award a judgment in a currency or composite currency other than United States dollars. Further, we express no opinion with respect to the enforceability of any provision specifying rates of exchange for, or requiring indemnity against loss in, converting into a specified currency or composite currency the proceeds or amount of a court judgment in another currency.

Our opinions set forth herein are limited to the laws of the States of Delaware and New York, and we express no opinion as to the effect of any other laws.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities or the Governing Documents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Brandon C. Mason
Brandon C. Mason